PUT OPTION AND

STANDSTILL AGREEMENT

This Put Option and Standstill Agreement (this “Agreement”), dated as of September 7, 2018, is made by and between Jeffrey E. Eberwein (“Eberwein”) and Cannell Capital LLC, a Wyoming limited liability company (“Cannell”).

WHEREAS, Cannell acts as the investment adviser to Tristan Partners, L.P. (“Tristan”), a Delaware Limited Partnership; Tristan Offshore Fund, Ltd. (“Tristan Offshore”), a Cayman Islands exempted company; and various separately-managed accounts over which Mr. J. Carlo Cannell (“Carlo”) has investment discretion (collectively the “Cannell SMAs” and together with Tristan and Tristan Offshore, the “Investment Vehicles”).

WHEREAS, Cannell may be deemed to beneficially own shares of stock held by the Investment Vehicles.

WHEREAS, Carlo is the sole managing member of Cannell and possesses the sole power to vote and to direct the disposition of shares held by the Investment Vehicles.

WHEREAS, as of the date hereof, Cannell and the Investment Vehicles hold in the aggregate 2,161,742 shares of Digirad Corporation, a Delaware corporation (the “Company”) common stock, par value $0.0001 per share (the “Put Shares”).

WHEREAS, Eberwein is the Chairman of the Board of Directors (the “Board”) of Digirad, and in order to induce Cannell to agree to the covenants contained herein, Eberwein has agreed to grant Cannell a put option to sell to Eberwein (or Eberwein’s designee) all or any portion of the Put Shares on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, of the mutual representations, warranties, covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Put Option. Eberwein hereby irrevocably and unconditionally grants Cannell the right, but not the obligation, to require Eberwein to purchase all or any portion of the Put Shares at the Purchase Price (as defined below) on the Expiration Date (as defined below) (the “Put Option”). The number of Put Shares shall be reduced by any sales by Cannell or the Investment Vehicles of Digirad common stock during the Put Term, even if shares of Digirad common stock are subsequently purchased by Cannell or an Investment Vehicle. As used herein, “Put Term” shall mean the period between the date hereof and the Expiration Date. The “Expiration Date” shall be August 30, 2019.

2.

Exercise of Put Option. Exercise Procedure. The Put Option shall be exercisable on the terms set forth in this Agreement and at the sole and absolute discretion of Cannell. The Put Option shall only be exercisable on the Expiration Date, subject to the terms provided herein. To have the ability to exercise the Put Option on the Expiration Date, Cannell must provide notice (the “Preliminary Notice”) to Eberwein between June 1, 2019 and June 30, 2019. The Preliminary Notice shall state that Cannell is considering exercising the Put Option, and the number of Put Shares which Cannell is considering to be sold pursuant thereto. So long as the Preliminary Notice has been timely sent, Cannell may elect to exercise the Put Option by delivery to Eberwein of a dated written notice (the “Exercise Notice”) on the Expiration Date stating Cannell’s election to exercise the Put Option, and the number of Put Shares being exercised, which shall be equal to or less than the number of Put Shares stated in the Preliminary Notice.

Upon delivery of the Exercise Notice, the parties shall promptly execute, enter into and deliver all required agreements, documents or instruments with respect to the transfer of the Put Shares to Eberwein and the payment of the Purchase Price to Cannell, and the parties shall promptly take such other actions as are necessary or desirable to effect the exercise of the Put Option and Eberwein’s purchase of the Put Shares.

	a.		Acknowledgement. Cannell hereby acknowledges the following:
		(i)	Eberwein may have now, and from time to time may have, material, non-public information relating to the Company, including current information relating to the Company’s results of operations, plans, prospects, and liquidity.
		(ii)	Any non-public information may impact the value of the Put Shares.
		(iii)	Cannell has not requested and does not wish to receive any non-public information from Eberwein.
		(iv)	As a consequence of the foregoing, there may exist a disparity of information between Eberwein and Cannell with respect to the Put Shares and the Company.
		(v)	Notwithstanding any such disparity of information, Cannell has determined to acquire the Put Option and, in accordance with this Agreement, may elect to exercise the Put Option upon the Expiration Date.

3.	Transferability of the Put Option. The Put Option granted in this Agreement may not be assigned, sold or transferred by Cannell, except between funds managed by Cannell.

4.	Purchase Price. The purchase price (the “Purchase Price”) for the Put Shares shall be $1.65 per share.

5.

Closing. The closing of Eberwein’s purchase of the Put Shares under the exercise of the Put Option (the “Closing”) shall take place remotely via the exchange of electronic documents and signatures on the Expiration Date. At the Closing, (a) Eberwein shall pay the Purchase Price by wire transfer of immediately available funds to a bank account designated by Cannell prior to the Closing, and (b) in consideration therefore, Cannell shall deliver the Put Shares to Eberwein (or to one or more brokerage accounts designated by Eberwein).

The obligation of Eberwein to consummate the transactions under this Agreement is subject to the condition that (a) Cannell shall not have failed to perform in any material respects any of its covenants or other agreements contained in this Agreement, and (b) the representations and warranties of Cannell contained in this Agreement shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.	Adjustment Provisions. If at any time during the Put Term the number of outstanding shares of Common Stock is increased or decreased by a consolidation, combination, stock split, reverse stock split or reclassification of Common Stock or other similar event, then, as of the effective date of such consolidation, combination, stock split, reverse stock split, reclassification or similar event, the number of shares of Common Stock subject to the Put Option pursuant to this Agreement shall be adjusted in proportion to such increase or decrease in outstanding shares of Common Stock. Such adjustment shall be made in the number of shares subject to the Put Option and to the Purchase Price, to the extent appropriate to prevent dilution or enlargement of Cannell’s rights hereunder.

7.	Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that each of the representations and warranties set forth below is true and correct: (a) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action by it; (b) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms; (c) the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, authorization, license or other consent by or in respect of, or filing, notification or registration with, any governmental authority other than pursuant to applicable federal securities laws; and (d) the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate its constitutional documents, if applicable, (ii) violate any applicable law, (iii) require any consent or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it or to a loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding upon it or (iv) result in the creation or imposition of any encumbrance on any of its material assets.

8.	Representations and Warranties of Cannell. Cannell further represents and warrants to, and agrees with, Eberwein that:
	a.		Ownership of Shares. The Put Shares as of the date hereof are, and when transferred to Eberwein under this Agreement will be, owned of record and beneficially by Cannell or, if held by a nominee, owned beneficially with the exclusive right of disposition
	b.		Organization and Good Standing. Cannell is duly organized, validly existing and in good standing under the applicable laws of its jurisdiction and has all company powers and licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

9.	Representations and Warranties of Eberwein. Eberwein further represents and warrants to, and agrees with, Cannell that:
	a.		Financial Ability. Eberwein will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price in full and any other amounts to be paid by it hereunder.

10.	Covenants of Cannell.
	a.		Standstill. Cannell agrees that, during the Put Term, it shall not, and it shall cause each of the Investment Vehicles and its Affiliates (defined in Section 11 (a)) (including Carlo) not to:
		(i)	effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third party), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any tender offer or exchange offer, merger, conversion, acquisition or other business combination involving the Company or any of its subsidiaries or any recapitalization, restructuring, liquidation, dissolution, extraordinary divided, significant share repurchase or other extraordinary transaction with respect to the Company or any of its subsidiaries;
		(ii)	nominate, give notice of an intent to nominate, encourage the nomination of, or recommend for nomination a person for election at any annual or special meeting of stockholders of the Company (a “Stockholder Meeting”), or any other meeting of stockholders held in lieu thereof, and any Stockholder Meeting at which directors of the Company are to be elected or any solicitation of written consents of stockholders of the Company; (2) initiate, encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest with respect to the Company’s directors; (3) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or bring any other business for consideration at a Stockholder Meeting; (4) initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (5) initiate, encourage or participate in any solicitation of written consents of stockholders of the Company; (6) initiate, encourage or participate in any request to call a meeting of the Company’s stockholders; or (7) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting, provided, that nothing herein shall prevent Cannell from stating reasons why it withheld votes with respect to an Excluded Matter (as defined below);
		(iii)	advise, encourage or influence any person with respect to voting any shares of capital stock of the Company with respect to any matter, unless such action is approved by the Board;
		(iv)	form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company;
		(v)	deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;
		(vi)	make any public disclosure regarding any intent or proposal with respect to the Board, the Company, its management or policies, any of its securities or assets or agreement that is inconsistent with the provisions of this Agreement;
		(vii)	make a request for any shareholder list or other books and records of the Company;
		(viii)	enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any third party with respect to any of the foregoing, or advise, finance, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing;
		(ix)	take or cause or induce any third party to take any action inconsistent with any of the foregoing; or
		(x)	take any action challenging the validity or enforceability of this Section 10 or this Agreement, or make any request, submit any proposal or disclose any intent to seek or obtain any waiver, consent under, or any amendment of, any provision of this Agreement other than through non-public communications with Eberwein that would not be reasonably determined to trigger public disclosure obligations for any party or any Affiliate of any party.
	b.		Voting. Cannell agrees that during the Put Term, Cannell will vote all voting securities of the Company beneficially owned by Cannell (including all Put Shares) in accordance with the Board’s recommendation with respect to all matters submitted to a vote of the Company’s stockholders; provided, however, Cannell may withhold votes with respect to the election of directors, ratification of the Company’s auditors, and say-on-pay proposals (the “Excluded Matters”).

11.	Press Releases and Mutual Non-Disparagement.
	a.		During the Put Term, none of the parties hereto shall directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement or statement concerning any other party (including, without limitation, the business, reputation, products or services of such other party), or any of its past or then-current directors, managers, partners, officers, employees, attorneys, agents, Affiliates or other representatives (collectively, “Representatives”), that disparages or criticizes, or might reasonably be expected to disparage, criticize or otherwise be construed to be derogatory, critical of, negative toward, or detrimental to, such other party (or the business, reputation, products or services of such other party) or its Representatives. For purposes of this Agreement, “Affiliate” means, in respect of a party to this Agreement, any entity controlled by, controlling or under common control with such party. This Agreement shall not prevent Carlo, Cannell, Eberwein, and the Company from communicating openly and honestly with one another. Carlo and Cannell agree to avoid private communications of a negative manner which would require public disclosure in a Schedule 13D filing.
	b.		The parties acknowledge and agree that Eberwein and/or the Company may disclose this Agreement in a press release (the “Company Press Release”) nd in other filings required by law or legal process, including with the Securities and Exchange Commission (the “SEC”). Cannell shall not issue any press release or other disclosure except (i) as may be required under Schedule 13D or in other filings required by law or legal process, including with the SEC; and (ii) if such press release or other disclosure is consistent with the Company Press Release, unless otherwise required by law.

12.	Miscellaneous.
	a.		This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. With respect to any suit, action or proceeding relating to the transactions contemplated hereby, the undersigned irrevocably submit to the jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, which submission shall be exclusive.
	b.		This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
	c.		Neither this Agreement nor any rights or obligations under it may be assigned by any party without the consent of the other party.
	d.		Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.
	e.		This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.
	f.		For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or e-mail, or (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, addressed as follows:

If to Eberwein
Jeffrey E. Eberwein
53 Forest Avenue, 1st Floor
Old Greenwich, CT 06870
United States of America
Phone: (203) 489-9501
Email: je@lonestarvm.com

With a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Adam Finerman, Esq.
Phone: 212-451-2289
Email: AFinerman@olshanlaw.com

If to Cannell
Cannell Capital LLC 245 Meriwether Circle Alta, WY 83414 Attn: Stephen C. Wagstaff Phone:307-733-2284 Email: scw@cannellcap.com or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
	g.		The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.
	h.		This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes hereof. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: /s/ Jeffrey E. Eberwein Name: Jeffrey E. Eberwein, individually
Cannell Capital LLC By: /s/ J. Carlo Cannell Name: J. Carlo Cannell Title: Managing Member